Exhibit 99

[Alcoa logo]

Investor Contact:	Media Contact:
Kelly Pasterick	Monica Orbe
(212) 836-2674	(212) 836-2632
Kelly.Pasterick@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Reports Strong Second Quarter 2014 Profits Driven By Continued Portfolio Transformation

2Q 2014 Highlights

•	Net income of $138 million, or $0.12 per share; excluding special items, net income of $216 million, or $0.18 per share, up sequentially and year-over-year

•	Revenue of $5.8 billion, up 7 percent sequentially, steady from the prior year period

•	Engineered Products and Solutions delivers highest after-tax-operating income in history of $204 million; record adjusted EBITDA margin of 23.1 percent

•	Global Rolled Products after-tax-operating income up 34 percent sequentially

•	Upstream business improves performance for 11th consecutive quarter

•	$302 million in productivity gains across all segments year-over-year

•	Lowest net debt since third quarter 2007; cash on hand of $1.2 billion

•	$518 million cash from operations; $260 million positive free cash flow

•	Global aluminum demand growth forecast of 7 percent in 2014 reaffirmed; global aluminum deficit increasing; global alumina surplus shrinking

2Q 2014 Portfolio Transformation Highlights

•	Announced agreement to acquire Firth Rixson, global jet engine component leader; expected to contribute $1.6 billion in incremental revenues and $350 million EBITDA in 2016

•	Investing $125 million in Alcoa Power and Propulsion (APP) to expand advanced jet engine component offerings; APP revenues to reach $2.2 billion in 2016

•	Expansion in Davenport, Iowa ramping up production to serve automotive demand; Tennessee auto expansion on track

•	Safely completed previously announced curtailments of 147,000 metric tons of smelting capacity in Brazil

•	Letter of intent signed to pursue sale of ownership stake in Alcoa Minerals of Jamaica bauxite mine and alumina refinery

New York, July 8, 2014 – Lightweight metals technology, engineering and manufacturing leader Alcoa (NYSE:AA) today announced that profits surged in the second quarter as the Company’s portfolio transformation continues accelerating. Alcoa is aggressively transforming its portfolio by building out its value-add businesses to capture profitable growth and by creating a lower cost, very competitive commodity business.

In second quarter 2014, Alcoa reported net income of $138 million, or $0.12 per share, which includes $78 million in special items largely tied to a previously announced restructuring aimed at reducing the cost base of the commodity business.

Excluding the impact of special items, net income was $216 million, or $0.18 per share, more than double sequentially and nearly triple year-over-year.

“Our second quarter results prove Alcoa’s transformation is in high gear,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “We are taking the downstream business to new profitability heights, capturing midstream demand as auto lightweighting accelerates, while continuing to relentlessly improve upstream performance. Our strategy of building a lightweight multi-material innovation powerhouse and a highly competitive commodities business is driving compelling and sustainable shareholder value.”

Second quarter 2014 revenues climbed sequentially to $5.8 billion and held steady from the same period last year. The sequential improvement resulted from stronger volumes in the mid and downstream, improved metal pricing, and higher energy sales.

All of Alcoa’s business segments were profitable during the quarter. Engineered Products and Solutions (EPS), the downstream business, achieved its best ever results, delivering $204 million in after-tax operating income (ATOI). The midstream business, Global Rolled Products (GRP), continued to capture increasing demand for automotive sheet. The upstream business, comprising Alumina and Primary Metals, improved performance for the 11th consecutive quarter. Primary Metals’ results reflect a more competitive business, the positive impact of energy sales, and higher regional premiums due to robust aluminum demand.

Sequentially, second quarter 2014 results compare to a net loss of $178 million, or $0.16 per share, in first quarter 2014. Excluding special items, second quarter 2014 results compare to net income of $98 million, or $0.09 per share, in the sequential period.

Year-over-year, second quarter 2014 results compare to a net loss of $119 million, or $0.11 per share, in second quarter 2013. Excluding special items, second quarter 2014 results compare to net income of $76 million, or $0.07 per share, in the year-ago period.

Special items in second quarter 2014 included the previously announced restructuring associated with the closure of the Point Henry smelter in Australia and the Australian rolling mills. There were also costs associated with the Firth Rixson acquisition agreement and the recently completed U.S. labor contract negotiations.

Continued Growth Across End Markets

Alcoa continues to project 2014 global aerospace growth of 8 to 9 percent driven by robust demand for both large commercial aircraft and regional jets. The Company’s projected 2014 automotive growth of 1 to 4 percent, packaging growth of 2 to 3 percent, and building and construction growth of 4 to 6 percent, remain unchanged. In the industrial gas turbine market, the Company’s projected decline of 8 to 12 percent, on lower orders for new gas turbines and spare parts, also remains unchanged.

Alcoa increased its 2014 estimate for the North America commercial transportation market to a range of 10 to 14 percent, from a previous range of 5 to 9 percent in the first quarter. The higher estimate is based in part on rising truck orders and backlogs. Globally, Alcoa continues to expect a steady commercial transportation market in 2014 of -1 to 3 percent due to weakness in the European market.

Additionally, Alcoa reaffirmed its 7 percent global aluminum demand growth projection for 2014.

For 2014, the Company sees a global aluminum deficit of 930,000 metric tons, an increase from a deficit of 730,000 metric tons estimated in the first quarter. Alcoa also sees a tightening of the alumina market with a surplus declining from 2,257,000 metric tons in the first quarter to 824,000 metric tons in second quarter 2014.

Value-Add Portfolio Transformation

Alcoa’s strategy to build out its value-add businesses took a major step forward in the second quarter with the signing of a definitive agreement to acquire Firth Rixson, a global leader in aerospace jet engine components. The $2.85 billion cash and stock acquisition will further strengthen Alcoa’s robust aerospace portfolio, positioning the Company to capture additional aerospace growth with a broader range of multi-material, value-add jet engine components.

Firth Rixson’s revenues are expected to grow 60 percent over the next three years, from $1 billion in 2013 to $1.6 billion, and contribute $350 million EBITDA in 2016. Firth Rixson’s sales are expected to grow 12 percent annually through 2019, a rate more than double the expanding global aerospace market. Approximately 70 percent of Firth Rixson’s revenue growth is secured by long-term agreements.

In the second quarter, Alcoa also announced two organic investments in its Power and Propulsion (APP) business in the EPS segment totaling $125 million to meet increasing demand for next-generation jet engine components. In La Porte,

Indiana, Alcoa is investing $100 million to build a new state-of-the-art 320,000-square-foot facility. It will expand Alcoa’s reach in structural engine components for military, business and regional jets to large commercial aircraft, including narrow-and wide-body airplanes. In Hampton, Virginia, Alcoa is scaling-up technology at an existing plant to cut the weight of its highest-volume jet engine blades by 20 percent. The lighter blade will enhance aerodynamic performance for increased fuel efficiency. Both expansions are expected to be complete by fourth quarter 2015 and will contribute towards APP’s expected $2.2 billion revenues in 2016.

In Alcoa’s GRP segment, the automotive expansion in Davenport, Iowa, is complete and will continue to ramp up production in the third quarter to serve growing demand for aluminum intensive vehicles. Alcoa’s second automotive expansion in Tennessee is on schedule for completion in mid 2015. The amount of aluminum body sheet content in North American vehicles is expected to quadruple by 2015 and increase tenfold by 2025 from 2012 levels. In addition, the rolling mill at the Ma’aden-Alcoa joint venture in Saudi Arabia produced its first production-grade coil on schedule.

Upstream Portfolio Transformation

The Company continues to execute previously announced portfolio actions to lower the cost base of its commodity business and take further decisive action to optimize its portfolio.

In the second quarter, Alcoa completed the curtailment of 147,000 metric tons of smelting capacity in Brazil at São Luís (Alumar) and Poços de Caldas. In August, Alcoa will permanently close the 190,000 metric ton Point Henry aluminum smelter in Australia.

The Saudi Arabia joint venture is also integral to the Company’s strategy of increasing the cost competitiveness of its commodity portfolio. In the second quarter, the start up of the Saudi Arabia smelter, the lowest cost aluminum production facility in the world, was completed.

To further optimize the Alumina business, Alcoa signed a non-binding letter of intent to pursue a sale of its ownership stake in Alcoa Minerals of Jamaica, L.L.C (AMJ), which operates the Jamalco bauxite mining and alumina refining joint venture. Jamalco is owned jointly by AMJ (55%) and Clarendon Alumina Production Ltd. (45%). AMJ is part of the Alcoa World Alumina & Chemicals (AWAC) group of companies and is owned 60% by Alcoa and 40% by Alumina Ltd. Clarendon Alumina Production Ltd. is a company wholly owned by the Government of Jamaica.

The above actions are consistent with the Company’s goal of lowering its position on the world aluminum production cost curve to the 38th percentile and the alumina cost curve to the 21st percentile, by 2016.

Financial Performance

Alcoa continues to drive strong performance across all businesses, delivering $302 million in second quarter productivity gains across all segments and $556 million in year-over-year productivity gains in the first half of 2014 against an $850 million annual target. Productivity gains have been driven by process improvements and procurement savings across all businesses. Alcoa managed growth capital expenditures of $206 million against a $500 million annual target and controlled sustaining capital expenditures of $261 million against a $750 million annual plan. Contributions in the Saudi Arabia joint venture project were on track at $64 million invested against a $125 million annual plan.

Free cash flow for the quarter was $260 million, with cash from operations generating $518 million. Alcoa ended the quarter with cash on hand of $1.2 billion, up from $665 million in first quarter 2014.

The Company reported an average of 33 days working capital for the quarter, up 4 days from second quarter 2013. The increase was primarily due to inventory build to support automotive growth and third quarter 2014 sales expectations, as well as to fulfill stocking requirements for both the recently-completed labor negotiations and curtailments. Sequentially, average days working capital was 3 days higher primarily due to longer customer terms and inventory build to support the automotive growth.

Alcoa’s net debt decreased sequentially from $7.1 billion to $6.9 billion in second quarter 2014, the lowest since 2007. Alcoa’s debt totaled $8.1 billion. The Company’s debt-to-capital ratio stood at 35.4 percent, while net debt-to-capital ratio stood at 31.8 percent.

Segment Performance

Engineered Products and Solutions

ATOI was a quarterly record of $204 million, up $15 million, or 8 percent, sequentially and up $11 million, or 6 percent, year-over-year. Sequentially, higher volumes across all businesses and favorable productivity drove the improvement. This segment reported a record adjusted EBITDA margin of 23.1 percent, compared to 22.2 percent for both first quarter 2014 and the same quarter last year.

Global Rolled Products

ATOI in the second quarter was $79 million compared to $59 million in first quarter 2014, a 34 percent improvement, and $79 million in second quarter 2013. Sequentially, the improvement in ATOI was driven by higher seasonal demand for can sheet and strengthening orders for brazing sheet, industrial and commercial transportation products due to recovering economies in Europe and the United States, as well as the absence of a first quarter charge related to the planned permanent shutdown of the Australia rolling operations. This segment also continues to capture automotive demand. These favorable impacts were partially offset by costs associated with recently completed U.S. labor contract negotiations.

Alumina

ATOI in the second quarter was $38 million, down $54 million sequentially, and down $26 million year-over-year. The decline in sequential ATOI was primarily due to the first quarter benefit from the sale of Alcoa’s Suriname gold mine interest, unfavorable foreign exchange rates, lower Alumina Price Index (API) pricing, and additional costs due to outages and maintenance. Adjusted EBITDA per metric ton fell $10 from first quarter 2014 to $39 per metric ton in second quarter 2014.

Primary Metals

ATOI in the second quarter was $97 million, up $112 million sequentially from negative $15 million, and up $129 million from negative $32 million in second quarter 2013. Third-party realized price in second quarter 2014 was $2,291 per metric ton, up 4 percent sequentially, and up 2 percent year-over-year. Sequential results were driven by higher London Metal Exchange (LME) pricing and regional premiums, increased power sales, and the absence of special charges recorded in the first quarter. Results were partially offset by unfavorable foreign exchange rates. Adjusted EBITDA per metric ton was $337, $187 per metric ton higher than first quarter 2014.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Daylight Time on July 8, 2014 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our 60,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “outlook,” “plans,” “projects,” “sees,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, end market conditions, supply/demand balances, and growth opportunities for aluminum in automotive, aerospace, and other applications; targeted financial results or operating performance; statements about Alcoa’s strategies, outlook, and business and financial prospects; and statements regarding Alcoa’s portfolio transformation and the proposed acquisition of the Firth Rixson business, including the expected benefits of the transaction and Firth Rixson’s expected sales growth and contribution to revenues and EBITDA. These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including aerospace, automotive, commercial transportation, building and construction, packaging, defense, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, euro, and Norwegian kroner; (e) increases in energy costs or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its alumina refining and aluminum smelting businesses down on the industry cost curves and increasing revenues and improving margins in its Global Rolled Products and Engineered Products and Solutions segments) anticipated from its restructuring programs and productivity improvement, cash sustainability, technology, and other initiatives; (h) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from sales of non-core assets, or from newly constructed, expanded, or acquired facilities, or from international joint ventures, including the joint venture in Saudi Arabia; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, imposition of sanctions, expropriation of assets, or other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (k) the impact of cyber attacks and potential information technology or data security breaches; (l) failure to receive, delays in the receipt of, or unacceptable or burdensome conditions imposed in connection with, all required regulatory approvals, or the inability to satisfy the other closing conditions to the proposed Firth Rixson acquisition; (m) the risk that the Firth Rixson business will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (n) Alcoa’s inability to complete financing for the Firth Rixson acquisition as contemplated or otherwise secure favorable terms for such financing; (o) the possibility that certain assumptions with respect to Firth Rixson or the proposed transaction could prove to be inaccurate; (p) the loss of customers, suppliers and other business relationships of Alcoa or Firth Rixson as a result of the proposed acquisition; and (q) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2013, Form 10-Q for the quarter ended March 31, 2014, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.alcoa.com under the “Invest” section. Alcoa has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable effort.

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The common shares of the Company will only be issued pursuant to the terms of the definitive agreement for the acquisition of Firth Rixson.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30, 2013	March 31, 2014	June 30, 2014
Sales	$5,849	$5,454	$5,836

Cost of goods sold (exclusive of expenses below)	4,933	4,495	4,765
Selling, general administrative, and other expenses	254	236	245
Research and development expenses	46	51	50
Provision for depreciation, depletion, and amortization	362	340	349
Restructuring and other charges	244	461	110
Interest expense	118	120	105
Other expenses, net	19	25	5

Total costs and expenses	5,976	5,728	5,629

(Loss) income before income taxes	(127)	(274)	207
Provision (benefit) for income taxes	21	(77)	78

Net (loss) income	(148)	(197)	129

Less: Net loss attributable to noncontrolling interests	(29)	(19)	(9)

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(119)	$(178)	$138

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(0.11)	$(0.16)	$0.12
Average number of shares*	1,069,480,834	1,100,772,355	1,172,760,404

Diluted:
Net (loss) income	$(0.11)	$(0.16)	$0.12
Average number of shares**	1,069,480,834	1,100,772,355	1,189,393,377

Shipments of aluminum products (metric tons)	1,268,000	1,156,000	1,217,000

*	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 exercised their option to convert the Notes into 89 million shares of Alcoa common stock. As a result, the basic average number of shares for the quarter ended March 31, 2014 includes 23 million representing the weighted average number of shares for the length of time the 89 million shares were outstanding during the first quarter of 2014. In the quarter ended June 30, 2014, all 89 million shares were included in the basic average number of shares.
**	In the quarters ended June 30, 2013 and March 31, 2014, the respective diluted average number of shares does not include any share equivalents as their effect was anti-dilutive. In the quarter ended June 30, 2014, the diluted average number of shares includes share equivalents of 16 million related to outstanding employee stock options and awards.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Six months ended June 30,
	2013	2014
Sales	$11,682	$11,290

Cost of goods sold (exclusive of expenses below)	9,780	9,260
Selling, general administrative, and other expenses	505	481
Research and development expenses	91	101
Provision for depreciation, depletion, and amortization	723	689
Restructuring and other charges	251	571
Interest expense	233	225
Other (income) expenses, net	(8)	30

Total costs and expenses	11,575	11,357

Income (loss) before income taxes	107	(67)
Provision for income taxes	85	1

Net income (loss)	22	(68)

Less: Net loss attributable to noncontrolling interests	(8)	(28)

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$30	$(40)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$0.03	$(0.04)
Average number of shares*	1,069,114,769	1,136,743,908

Diluted:
Net income (loss)	$0.03	$(0.04)
Average number of shares**	1,079,365,837	1,136,743,908

Common stock outstanding at the end of the period	1,069,530,324	1,174,130,317

Shipments of aluminum products (metric tons)	2,492,000	2,373,000

*	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 exercised their option to convert the Notes into 89 million shares of Alcoa common stock. As a result, the basic average number of shares for the six months ended June 30, 2014 includes 56 million representing the weighted average number of shares for the length of time the 89 million shares were outstanding during the six-month period of 2014.
**	For the six months ended June 30, 2013, the diluted average number of shares includes share equivalents of 10 million related to outstanding employee stock options and awards but does not include any share equivalents related to the convertible notes as their effect was anti-dilutive. For the six months ended June 30, 2014, the diluted average number of shares does not include any share equivalents as their effect was anti-dilutive.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2013	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,437	$1,183
Receivables from customers, less allowances of $20 in 2013 and $21 in 2014	1,221	1,381
Other receivables	597	625
Inventories	2,705	3,227
Prepaid expenses and other current assets	1,009	971

Total current assets	6,969	7,387

Properties, plants, and equipment	36,866	37,897
Less: accumulated depreciation, depletion, and amortization	19,227	20,286

Properties, plants, and equipment, net	17,639	17,611

Goodwill	3,415	3,435
Investments	1,907	1,979
Deferred income taxes	3,184	3,243
Other noncurrent assets	2,628	2,654

Total assets	$35,742	$36,309

LIABILITIES
Current liabilities:
Short-term borrowings	$57	$133
Commercial paper	—	223
Accounts payable, trade	2,960	3,023
Accrued compensation and retirement costs	1,013	937
Taxes, including income taxes	376	351
Other current liabilities	1,044	1,088
Long-term debt due within one year	655	87

Total current liabilities	6,105	5,842

Long-term debt, less amount due within one year	7,607	7,612
Accrued pension benefits	3,183	3,020
Accrued other postretirement benefits	2,354	2,244
Other noncurrent liabilities and deferred credits	2,971	2,885

Total liabilities	22,220	21,603

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,178	1,267
Additional capital	7,509	7,635
Retained earnings	9,272	9,163
Treasury stock, at cost	(3,762)	(3,275)
Accumulated other comprehensive loss	(3,659)	(3,168)

Total Alcoa shareholders’ equity	10,593	11,677

Noncontrolling interests	2,929	3,029

Total equity	13,522	14,706

Total liabilities and equity	$35,742	$36,309

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Six months ended June 30,
	2013	2014
CASH FROM OPERATIONS
Net income (loss)	$22	$(68)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	724	690
Deferred income taxes	(58)	(133)
Equity income, net of dividends	23	68
Restructuring and other charges	251	571
Net gain from investing activities – asset sales	(6)	(29)
Stock-based compensation	46	49
Excess tax benefits from stock-based payment arrangements	—	(2)
Other	27	43
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(375)	(255)
(Increase) in inventories	(175)	(457)
Decrease (increase) in prepaid expenses and other current assets	37	(13)
Increase in accounts payable, trade	299	26
(Decrease) in accrued expenses	(353)	(349)
Increase (decrease) in taxes, including income taxes	40	(52)
Pension contributions	(181)	(282)
(Increase) decrease in noncurrent assets	(48)	17
Increase in noncurrent liabilities	171	143

CASH PROVIDED FROM (USED FOR) OPERATIONS	444	(33)

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	4	77
Net change in commercial paper	—	223
Additions to debt (original maturities greater than three months)	1,202	1,131
Debt issuance costs	—	(10)
Payments on debt (original maturities greater than three months)	(1,647)	(1,149)
Proceeds from exercise of employee stock options	1	97
Excess tax benefits from stock-based payment arrangements	—	2
Dividends paid to shareholders	(66)	(69)
Distributions to noncontrolling interests	(27)	(55)
Contributions from noncontrolling interests	12	44

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(521)	291

INVESTING ACTIVITIES
Capital expenditures	(521)	(467)
Proceeds from the sale of assets and businesses	5	1
Additions to investments	(159)	(106)
Sales of investments	—	34
Net change in restricted cash	105	3
Other	9	9

CASH USED FOR INVESTING ACTIVITIES	(561)	(526)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(21)	14

Net change in cash and cash equivalents	(659)	(254)
Cash and cash equivalents at beginning of year	1,861	1,437

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,202	$1,183

In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 exercised their option to convert the Notes into 89 million shares of Alcoa common stock. This transaction was not reflected in the Statement of Consolidated Cash Flows for the six months ended June 30, 2014 as it represents a noncash financing activity.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q13	2Q13	3Q13	4Q13	2013	1Q14	2Q14
Alumina:
Alumina production (kmt)	3,994	4,161	4,214	4,249	16,618	4,172	4,077
Third-party alumina shipments (kmt)	2,457	2,328	2,603	2,578	9,966	2,649	2,361
Third-party sales	$826	$822	$846	$832	$3,326	$845	$761
Intersegment sales	$595	$581	$513	$546	$2,235	$510	$480
Equity income (loss)	$1	$(1)	$(2)	$(2)	$(4)	$(5)	$(7)
Depreciation, depletion, and amortization	$109	$115	$100	$102	$426	$97	$100
Income taxes	$14	$14	$17	$21	$66	$40	$12
After-tax operating income (ATOI)	$58	$64	$67	$70	$259	$92	$38

Primary Metals:
Aluminum production (kmt)	891	896	897	866	3,550	839	795
Third-party aluminum shipments (kmt)	705	693	686	717	2,801	617	638
Alcoa’s average realized price per metric ton of aluminum	$2,398	$2,237	$2,180	$2,157	$2,243	$2,205	$2,291
Third-party sales	$1,758	$1,620	$1,600	$1,618	$6,596	$1,424	$1,659
Intersegment sales	$727	$677	$691	$526	$2,621	$734	$718
Equity loss	$(9)	$(7)	$(13)	$(22)	$(51)	$(28)	$(17)
Depreciation, depletion, and amortization	$135	$132	$131	$128	$526	$124	$129
Income taxes	$1	$(25)	$(16)	$(34)	$(74)	$(11)	$30
ATOI	$39	$(32)	$8	$(35)	$(20)	$(15)	$97

Global Rolled Products:
Third-party aluminum shipments (kmt)	450	502	499	454	1,905	467	504
Third-party sales	$1,779	$1,877	$1,805	$1,645	$7,106	$1,677	$1,860
Intersegment sales	$51	$43	$47	$37	$178	$43	$44
Equity loss	$(4)	$(2)	$(3)	$(4)	$(13)	$(5)	$(6)
Depreciation, depletion, and amortization	$57	$55	$56	$58	$226	$58	$58
Income taxes	$39	$32	$32	$5	$108	$34	$23
ATOI	$81	$79	$71	$21	$252	$59	$79

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	55	58	60	56	229	58	62
Third-party sales	$1,423	$1,468	$1,437	$1,405	$5,733	$1,443	$1,502
Depreciation, depletion, and amortization	$40	$39	$40	$40	$159	$40	$41
Income taxes	$84	$94	$91	$79	$348	$91	$102
ATOI	$173	$193	$192	$168	$726	$189	$204

Reconciliation of total segment ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI	$351	$304	$338	$224	$1,217	$325	$418
Unallocated amounts (net of tax):
Impact of LIFO	(2)	5	9	40	52	(7)	(8)
Interest expense	(75)	(76)	(70)	(73)	(294)	(78)	(69)
Noncontrolling interests	(21)	29	(20)	(29)	(41)	19	9
Corporate expense	(67)	(71)	(74)	(72)	(284)	(67)	(70)
Impairment of goodwill	—	—	—	(1,731)	(1,731)	—	—
Restructuring and other charges	(5)	(211)	(108)	(283)	(607)	(321)	(77)
Other	(32)	(99)	(51)	(415)	(597)	(49)	(65)

Consolidated net income (loss) attributable to Alcoa	$149	$(119)	$24	$(2,339)	$(2,285)	$(178)	$138

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA Margin	Quarter ended
	June 30, 2013	March 31, 2014	June 30, 2014
Net (loss) income attributable to Alcoa	$(119)	$(178)	$138

Add:
Net loss attributable to noncontrolling interests	(29)	(19)	(9)
Provision (benefit) for income taxes	21	(77)	78
Other expenses, net	19	25	5
Interest expense	118	120	105
Restructuring and other charges	244	461	110
Provision for depreciation, depletion, and amortization	362	340	349

Adjusted EBITDA	$616	$672	$776

Sales	$5,849	$5,454	$5,836

Adjusted EBITDA Margin	10.5%	12.3%	13.3%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended
	June 30, 2013	March 31, 2014	June 30, 2014
Cash from operations	$514	$(551)	$518
Capital expenditures	(286)	(209)	(258)

Free cash flow	$228	$(760)	$260

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per-share amounts)

Adjusted Income	(Loss) Income			Diluted EPS
	Quarter ended			Quarter ended
	June 30, 2013	March 31, 2014	June 30, 2014	June 30, 2013	March 31, 2014	June 30, 2014
Net (loss) income attributable to Alcoa	$(119)	$(178)	$138	$(0.11)	$(0.16)	$0.12
Restructuring and other charges	170	274	54
Discrete tax items*	11	(6)	(2)
Other special items**	14	8	26

Net income attributable to Alcoa – as adjusted	$76	$98	$216	0.07	0.09	0.18

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

*	Discrete tax items include the following:

•	for the quarter ended June 30, 2014, a net benefit for a number of small items;

•	for the quarter ended March 31, 2014, a net benefit for a number of small items; and

•	for the quarter ended June 30, 2013, a charge related to prior year taxes in Spain and Australia ($10), a benefit for a tax rate change in Jamaica ($2), and a net charge for other miscellaneous items ($3).

**	Other special items include the following:

•	for the quarter ended June 30, 2014, a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit is recognized ($20), an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to restructuring and other charges ($24), costs associated with (i) a planned acquisition of an aerospace business ($11) and (ii) a potential strike and successful execution of a new labor agreement with the United Steelworkers ($11), a net favorable change in certain mark-to-market energy derivative contracts ($6), and an unfavorable impact related to the restart of one potline at the joint venture in Saudi Arabia that was previously shut down due to a period of pot instability ($6);

•	for the quarter ended March 31, 2014, a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applied to restructuring and other charges ($72) (impact is expected to reverse by the end of 2014), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($56) (impact is expected to reverse by the end of 2014), the write-off of inventory related to the permanent closure of a smelter and two rolling mills in Australia and a smelter in the United States ($20), an unfavorable impact related to the restart of one potline at the joint venture in Saudi Arabia that was previously shut down due to a period of pot instability ($13), a gain on the sale of a mining interest in Suriname ($11), and a loss on the writedown of an asset to fair value ($2); and

•	for the quarter ended June 30, 2013, a net unfavorable change in certain mark-to-market energy derivative contracts ($9) and the write off of inventory related to the permanent closure of two potlines at a smelter in Canada and a smelter in Italy ($5).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Days Working Capital	Quarter ended
	June 30, 2013	March 31, 2014	June 30, 2014
Receivables from customers, less allowances	$1,483	$1,391	$1,401
Add: Deferred purchase price receivable*	223	238	371

Receivables from customers, less allowances, as adjusted	1,706	1,629	1,772
Add: Inventories	2,948	2,974	3,201
Less: Accounts payable, trade	2,819	2,813	2,880

Working Capital**	$1,835	$1,790	$2,093

Sales	$5,849	$5,454	$5,836

Days Working Capital	29	30	33

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

*	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.
**	Beginning January 1, 2014, management changed the manner in which Working Capital is measured by moving from an end of quarter Working Capital to an average quarter Working Capital. This change will now reflect the capital tied up during a given quarter. As such, the components of Working Capital for each period presented represent the average of the ending balances in each of the three months during the respective quarter.

Net Debt-to-Capital	June 30, 2014
	Debt-to- Capital	Cash and Cash Equivalents	Net Debt-to- Capital
Total Debt
Short-term borrowings	$133
Commercial paper	223
Long-term debt due within one year	87
Long-term debt, less amount due within one year	7,612

Numerator	$8,055	$1,183	$6,872

Total Capital
Total debt	$8,055
Total equity	14,706

Denominator	$22,761	$1,183	$21,578

Ratio	35.4%		31.8%

Net debt-to-capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina			Primary Metals
Adjusted EBITDA	Quarter ended
	June 30, 2013	March 31, 2014	June 30, 2014	June 30, 2013	March 31, 2014	June 30, 2014
After-tax operating income (ATOI)	$64	$92	$38	$(32)	$(15)	$97
Add:
Depreciation, depletion, and amortization	115	97	100	132	124	129
Equity loss	1	5	7	7	28	17
Income taxes	14	40	12	(25)	(11)	30
Other	—	(28)	—	(3)	—	(5)

Adjusted EBITDA	$194	$206	$157	$79	$126	$268

Production (thousand metric tons) (kmt)	4,161	4,172	4,077	896	839	795
Adjusted EBITDA / Production ($ per metric ton)	$47	$49	$39	$88	$150	$337

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Global Rolled Products			Engineered Products and Solutions
Adjusted EBITDA	Quarter ended
	June 30, 2013	March 31, 2014	June 30, 2014	June 30, 2013	March 31, 2014	June 30, 2014
After-tax operating income (ATOI)	$79	$59	$79	$193	$189	$204
Add:
Depreciation, depletion, and amortization	55	58	58	39	40	41
Equity loss	2	5	6	—	—	—
Income taxes	32	34	23	94	91	102
Other	—	(2)	1	—	—	—

Adjusted EBITDA	$168	$154	$167	$326	$320	$347

Total shipments (thousand metric tons) (kmt)	521	489	533
Adjusted EBITDA / Total shipments ($ per metric ton)	$322	$315	$313
Third-party sales				$1,468	$1,443	$1,502
Adjusted EBITDA Margin				22.2%	22.2%	23.1%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.